RAND LOGISTICS, INC

RAND LOGISTICS, INC 461 5th AVENUE 25th FLOOR NEW YORK, NEW YORK 10017 Telephone: (212) 644-3450 Facsimile: (212) 644-6262

August 19, 2009

The Board of Directors of US Shipping General Partner LLC

c/o Ronald O’Kelley
President and Chief Operating Officer
U.S. Shipping Partners L.P. and
US Shipping General Partner LLC
399 Thornall St.
8th Floor
Edison, NJ 08837

Re:	U.S. Shipping Partners, L.P. et al., (“Debtors”)
Chapter 11 case number 09-12711 (RDD)

Dear Mr. O’Kelley:

We are in receipt of your August 11th letter and also have reviewed the Debtors’ First Revised Disclosure Statement, including a review of your advisor’s valuation and recovery conclusions disclosed therein. Based on this review we continue to believe that Rand’s proposal outlined in our prior letters provides greater liquidity and higher recovery value to all of the Debtors’ stakeholders.  Both on an absolute and a risk adjusted recovery value basis, the recoveries associated with the Rand proposal are far more certain and of greater value than the Plan, which offers no cash to first lien creditors on confirmation but instead provides only a package of debt securities and out of the money equity claims while leaving the Reorganized Debtors over-levered and with little to no growth prospects. In addition, we note that your most comparable publicly traded competitor has stated as recently as August 5, 2009 that “The U.S. Flag market continues to face significant challenges as U.S. oil demand in the second quarter fell quarter-over-quarter for the sixth consecutive quarter…We are taking aggressive steps to reduce costs in response to these market conditions, including placing vessels in lay up…we expect the Jones Act vessel supply/demand balance to continue to weaken through 2010.…”.  This is not an environment in which companies with excessive leverage have much hope for survival.  We can only wonder how your Plan which levers the Company to 9.1x and 6.1x projected 2009 and 2010 EBITDA, respectively, could possible deliver less speculative recoveries than the Rand proposal, which delivers approximately 75% of the first lien holders’ recovery in cash upon confirmation, with the remainder realized through a debt security whose credit quality we believe to be far superior to the package of debt securities that the Plan provides.

We appreciate and respect your request that the Rand proposal “be approved by the Rand Board of Directors, is fully financed with no conditions to the financing….” To that end we have worked diligently with our financing sources and have obtained draft financing commitment letters.  In order for us to remove the business and legal diligence conditions in these commitment letters, we and they will need access to your data room and the opportunity to meet with management.  We are prepared to sign a customary confidentiality agreement with you in connection with this due diligence process.  We do not believe that this request will disrupt your current process and it will allow us to resolve a threshold concern identified in your August 11th letter.  We believe that you have no downside to giving us access to reasonable due diligence information to maximize value for your stakeholders.

We also understand an additional party besides Rand has recently expressed interest in an alternative transaction.  In the exercise of your fiduciary duties, we request that you institute a process to permit interested parties to develop their proposals through reasonable access to diligence information.  Only by providing such access can alternative bids be solidified and value for all stakeholders be maximized.

We look forward to your prompt response and the opportunity to proceed.

Sincerely,

Rand Logistics, Inc.

/s/ Laurence S. Levy
Laurence S. Levy
Chairman and Chief Executive Officer

cc:	Edward Levy
Capt. Scott Bravener

US Shipping General Partner LLC
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William M. Kearns, Jr.
Bryan S. Ganz
Gerald Luterman

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DLA Piper LLP (US)
Thomas R. Califano
Jamie Knox